Exhibit 10.31

Virgin America Inc.

Management Incentive Compensation Plan

Section 1

Background, Purpose and Duration

1.1 Effective Date: This Plan is effective as of January 1, 2009, as approved by the Board of Directors.

1.2 Purpose of the Plan. The Plan is intended to increase shareholder value and the success of the Company by motivating participants (1) to perform to the best of their abilities and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such participants with incentive awards based on the achievement of goals relating to the performance of the Company, department and the individual.

Section 2

Definitions

2.1 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Board’s authority under Section 3.5 to modify the award otherwise determined by the Payout Formula.

2.2 “Base Salary” means as to any Performance Period, the Participant’s annualized salary rate for the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to any Company-sponsored plans.

2.3 “Board” means the Board of Directors of the Virgin America Inc.

2.4 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation there under shall include such section or regulation, any valid regulation promulgated there under, and any comparable provision of any future legislation or regulation amending supplementing or superseding such section or regulation.

2.5 “Committee” means the Compensation Committee appointed by the Board to administer the Plan. “Company” means Virgin America Inc., a Delaware corporation, or any successor thereto.

2.6 “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Company from time to time.

2.7 “Fiscal Year” means any fiscal year of the company.

2.8 “Maximum Award” means as to any Actual Award to any participant for any Performance Period is 200% of Target Award.

2.9 “Participant” means as to any Performance Period, an Employee who is eligible to participate in the Plan for that Performance Period.

2.10 “Payout Formula” means as to any Performance Period, the formula or payout matrix approved by the Board pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants.

2.11 “Performance Goals” means the goal(s) (or combined goal(s)) recommended by the Committee and approved by the Board (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As Determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following categories of measures: (a) Financial and Commercial (b) Operational Excellence (c) World Class Service (d) Employee Engagement, (e) Department Budgets and/or (f) any other financial or non financial goals which the Board may deem appropriate. The Performance Goals may differ from Participant to Participant and from award to award. Prior to the Determination Date, the Committee, with the approval of the Board, shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participant. “Determination Date” is no later than 360 days after the end of the Performance Period.

2.12 “Performance Period” normally means any 12 month fiscal period. However the Committee in its sole discretion can extend or shorten the measurement period.

2.13 “Plan” means the Virgin America Inc. Management Incentive Plan, as set forth in this document and as hereafter amended from time to time.

2.14 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, as determined by the Committee in accordance with Section 3.3.

Section 3

Participation and Determination of Awards

3.1 Participation. Participation will be limited to management and senior individual contributors in grade 9 and above.

3.2 Determination of Performance Goals. The Committee, with approval of the Board, shall establish the Performance Goals for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards. The Committee, with approval of the Board, shall establish a Target Award for each Participant and each target award shall be set forth in writing in the participant’s employment letter.

3.4 Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, with approval of the Board, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.

Notwithstanding the preceding, no Participant’s actual Award under the Plan may exceed his or her Maximum Award.

3.5 Determination of Actual Awards. After the end of each Performance Period, the Board shall certify in writing the extent to which the Performance Goals applicable to Participants for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual Performance which has been certified by the Committee. Notwithstanding any contrary provisions of the Plan, the Committee may recommend to the Board to (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) modify performance results and award for unique situations.

Section 4

Payment of Awards

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. A participant must be a regular active employee of the company at the time of the payout in order to receive payment. Employees who are promoted or hired into a bonus eligible position during the year and prior to October 1 will have their bonus calculated and paid salary from the effective date of the promotion or hire. If an employee’s target incentive percentage changes during the year, the payout will be prorated based on the period of time spent at each corresponding percentage.

4.2 Timing of Payment. Payment of each Actual Award shall be made normally within 360 days after the end of the Performance Period during which the Award was earned.

4.3 Timing of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum.

4.4 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a prior Performance Period, the Award shall be paid to his or her estate.

4.5 Payment in the Event of Disability. If a Participant becomes disabled prior to the payment of an Actual Award earned by him or her, the award will be prorated based upon actual time worked during the Performance Period.

Section 5

Administration

5.1 Committee is the Administrator: The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of the Board. Each member of the committee shall qualify as an “outside director” under section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

5.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee, with approval of the Board shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) recommend which Participants shall be granted awards, (b) recommend the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adoption of such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) recommend adoption of rules for the administration, interpretation and application of the Plan as are consistent there with, and (f) interpretation, amendment or revocation of any such rules.

5.3 Decisions Binding. All determinations and decisions recommended by the Committee and approved by the Board, pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4 Delegation by the Committee. The Committee, with the approval of the Board, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only with respect to awards that are not intended to qualify as performance-based compensation under section 162(m) of the Code.

Section 6

General Provisions

6.1 Tax Withholding: The Company shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes (including the Participant’s FICA obligation).

6.2 No Effect on Employment or Service: Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s performance with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 Participation: No Employees shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4 Indemnification: Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless. Successors: All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be biding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

6.5 Beneficiary Designations: If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

6.6 Nontransferability: No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.7 Deferrals: The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

Section 7

Amendment, Termination and Duration

7.1 Amendment, Suspension or Termination: The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award therefore granted to such participant. No award may be granted during any period suspension or after termination of the Plan.

7.2 Duration of the Plan: The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board’s right to amend or terminate the Plan) shall remain in effect thereafter.

Section 8

Legal Construction

8.1 Gender and Number: Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.2 Severability: In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3 Requirements of Law: The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.4 Governing Law: The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

Execution

IN WITNESS WHEREOF, Virgin America by its duly authorized officer, has executed the Plan on the date indicated below.

Virgin America

Dated:

By: